Exhibit 23.3
[R.A. LENSER AND ASSOCIATES, INC. LETTERHEAD]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2006. We hereby further consent to the use of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of December 31, 2006. We further consent to the incorporation by reference thereof into Whiting Petroleum Corporation’s Registration Statements on Form S-8 (Registration No. 333-111056), Form S-4 (No. 333-121614) and Form S-3 (No. 333-133889).

Very truly yours,

R.A. LENSER AND ASSOCIATES, INC.

/s/ Ronald A. Lenser
Ronald A. Lenser, President
Registered Professional Engineer PE No. 30558

February 28, 2007